SCHEDULE A

with respect to

DISTRIBUTION AND SERVICE PLAN

GUARDIAN VARIABLE PRODUCTS TRUST

Funds

Guardian Large Cap Disciplined Growth VIP Fund

Guardian Large Cap Fundamental Growth VIP Fund

Guardian Integrated Research VIP Fund

Guardian Diversified Research VIP Fund

Guardian Large Cap Disciplined Value VIP Fund

Guardian Growth & Income VIP Fund

Guardian Mid Cap Relative Value VIP Fund

Guardian Mid Cap Traditional Growth VIP Fund

Guardian International Value VIP Fund

Guardian International Growth VIP Fund

Guardian Core Plus Fixed Income VIP Fund

Guardian Small Cap Core VIP Fund

Guardian Global Utilities VIP Fund

Guardian Multi-Sector Bond VIP Fund

Guardian Total Return Bond VIP Fund

Guardian U.S. Government Securities VIP Fund

As of March 28, 2018.